Exhibit 10.10

EXECUTION COPY

GUARANTEE AND REIMBURSEMENT AGREEMENT

made by

The Home Depot, Inc.,

as Guarantor

and

HD Supply, Inc. and the Other Guarantors

in favor of

Merrill Lynch Capital Corporation,

as Administrative Agent

Dated as of August 30, 2007

Section 9.09	Headings	31
Section 9.10	Jurisdiction; Consent to Service of Process	31
Section 9.11	Termination and Release	32
Section 9.12	No Waiver by Course of Conduct: Cumulative Remedies	32
Section 9.13	Guarantor’s Right to Call	32

Schedule 4.01	Other Guarantors
Schedule 5.08	Significant Subsidiaries

Exhibit A	Form of Supplement
Exhibit B	Form of Compliance Certificate

This GUARANTEE AND REIMBURSEMENT AGREEMENT, dated and effective as of August 30, 2007 (this “Agreement”), is entered into by (i) The Home Depot, Inc., a Delaware corporation (together with any assignee of, or successor by merger to, The Home Depot, Inc.’s rights and obligations hereunder, the “Guarantor”), for the benefit of Merrill Lynch Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) under that Credit Agreement (as defined below), (ii) HD Supply, Inc., a Texas corporation (the “Borrower”) and each Other Guarantor (as defined below), and (iii) the Administrative Agent for itself and the Lenders (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENT

The Guaranteed Parties (as defined below) have agreed to extend credit to the Borrower subject to the terms and conditions set forth in that certain Credit Agreement dated as of August 30, 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms hereof, the “Credit Agreement”) by and among the Administrative Agent, the Lenders (as defined therein), the Borrower and the other parties named therein.

The obligations of the Guaranteed Parties to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement.

The Guarantor has determined that it will derive substantial benefit from the extension of credit to the Borrower pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Guaranteed Parties to extend such credit.

Each of the Borrower and the Other Guarantors has determined that it will derive substantial benefit from the guarantee provided by the Guarantor hereunder and is willing to execute and deliver this Agreement in order to induce the Guarantor to make such guarantee.

Now therefore, in consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01        Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor to the Administrative Agent appointed pursuant to Section 9.10 (Successor Agent) of the Credit Agreement.

“Affiliate” has the meaning assigned thereto in the Credit Agreement in effect on the date hereof; provided, that for purposes of Article V, VII and VIII hereof, “Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Guarantor (a “Controlling Person”), (ii) any Person (other than the Guarantor or any of its Subsidiaries) which is controlled by or is under common control with a Controlling Person, or (iii) any Person (other than a Subsidiary of the Guarantor) of which the Guarantor owns, directly or indirectly, 20% or more of the common stock or equivalent equity interests (for purposes of this proviso, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise).

“Assignment and Acceptance” means an Assignment and Acceptance, substantially in the form of Exhibit A to the Credit Agreement.

“Below Investment Grade Rating Event” means the senior unsecured long-term obligations of the Guarantor are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Loans is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

“Board of Directors” means, with respect to any Person, the Board of Directors of such Person, or any authorized committee of the Board of Directors of such Person or any officer of such Person duly authorized by the Board of Directors of such Person to take a specific action.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Guarantor to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which commercial banks in the City of New York, New York are required or authorized by law to be closed.

“Capital Stock” means, as to any person, any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such person, including any preferred stock, but excluding any debt securities convertible into such equity.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq. and its implementing regulations and amendments.

“CERCLIS” means the Comprehensive Environmental Response Compensation and Liability Inventory System established pursuant to CERCLA.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries taken as a whole to any Person other than the Guarantor or one of its Subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Guarantor’s voting stock; or (3) the first day on which a majority of the members of the Guarantor’s Board of Directors are not Continuing Directors.

“Change of Control Offer” has the meaning assigned to such term in Section 7.13 hereof.

“Change of Control Payment” has the meaning assigned to such term in Section 7.13 hereof.

“Change of Control Payment Date” has the meaning assigned to such term in Section 7.13 hereof.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Code” means the Internal Revenue Code of 1986, as amended, or any successor federal tax code.

“Compliance Certificate” has the meaning assigned to such term in Section 7.01(c).

“Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which, in accordance with GAAP, would be consolidated with those of the Guarantor in its consolidated financial statements as of such date.

“Consolidated Tangible Net Worth” means, at any time, Stockholders’ Equity, less the sum of the value, as set forth or reflected on the most recent consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries, prepared in accordance with GAAP, of:

(a)      any surplus resulting from any write up of assets subsequent to February 1, 1998;

(b)      all assets which would be treated as intangible assets for balance sheet presentation purposes under GAAP, including without limitation goodwill (whether representing the excess of cost over book value of assets acquired, or otherwise), trademarks, tradenames, copyrights, patents and technologies, and unamortized debt discount and expense;

(c)      to the extent not included in (b) of this definition, any amount at which shares of Capital Stock of the Guarantor appear as an asset on the balance sheet of the Guarantor and its Consolidated Subsidiaries; and

(d)      loans to stockholders, directors, officers or employees.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Guarantor who (1) was a member of such Board of Directors on the date hereof; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Guarantor, are treated as a single employer under Section 414 of the Code.

“Credit Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Event of Default” means an “Event of Default” as such term is defined under the Credit Agreement.

“Debt” of any Person means at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) the capitalized lease obligations of such Person as lessee under capital leases, (v) all obligations of such Person to reimburse any bank or other Person in respect of amounts payable under a banker’s acceptance, (vi) all Redeemable Preferred Stock of such Person (in the event such Person is a corporation), (vii) all obligations of such Person to reimburse any bank or other Person in respect of amounts that have actually been paid under a letter of credit or similar instrument, (viii) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person (provided, that, for purposes of this clause (viii), non-recourse Debt in excess of the value of the asset securing such Debt shall not be counted), and (ix) all Debt of others in respect of which such Person has given a Guaranty.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Dollars” means dollars in lawful currency of the United States of America.

“Eligible Guaranteed Term Loans” means Guaranteed Term Loans in respect of which neither the Guaranteed Party holding such Guaranteed Term Loans, nor any Participant in respect of such Guaranteed Term Loans, is the Borrower, an Affiliate of the Borrower or an Investor.

“Environmental Authority” means any foreign, federal, state, local or regional government that exercises any form of jurisdiction or authority under any Environmental Requirement.

“Environmental Authorizations” means all licenses, permits, orders, approvals, notices, registrations or other legal prerequisites for conducting the business of the Guarantor or any of its Subsidiaries required by any Environmental Requirement.

“Environmental Judgments and Orders” means all judgments, decrees or orders arising from or in any way associated with any Environmental Requirements, whether or not entered upon consent, or written agreements with an Environmental Authority or other entity arising from or in any way associated with any Environmental Requirement, whether or not incorporated in a judgment, decree or order.

“Environmental Liabilities” means any liabilities, whether accrued, contingent or otherwise, arising from and in any way associated with any Environmental Requirements.

“Environmental Notices” means notice from any Environmental Authority or by any other person or entity, of possible or alleged noncompliance with or liability under any Environmental Requirement, including without limitation any complaints, citations, demands or requests from any Environmental Authority or from any other person or entity for correction of any violation of any Environmental Requirement or any investigations concerning any violation of any Environmental Requirement.

“Environmental Proceedings” means any judicial or administrative proceedings arising from or in any way associated with any Environmental Requirement.

“Environmental Releases” means releases as defined in CERCLA or under any applicable state or local environmental law or regulation.

“Environmental Requirements” means any federal, state or local statute, law, ordinance, code, rule, regulation, order, decree, permit or license regulating, relating to, or imposing liability or standards of conduct concerning, health, safety or any environmental matters or conditions, environmental protection or conservation, including without limitation, CERCLA; CERCLIS; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Resource Conservation and Recovery Act, as amended; the Toxic Substances Control Act, as amended; the Clean Air Act, as amended; the Clean Water Act, as amended; together with all regulations promulgated thereunder, and any other “Superfund” or “Superlien” law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any successor law. Any reference to any provision of ERISA shall also be deemed to be a reference to any successor provision or provisions thereof.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fiscal Quarter” means any fiscal quarter of the Guarantor.

“Fiscal Year” means any fiscal year of the Guarantor.

“Fitch” means Fitch Ratings.

“GAAP” means generally accepted accounting principles in the United States of America as in effect on the date hereof, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and

statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entities as have been approved by a significant segment of the accounting profession.

“Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.

“Guaranteed Obligations” means the obligations of the Borrower for the due and punctual payment of the unpaid principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Eligible Guaranteed Term Loans made to the Borrower, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise.

“Guaranteed Parties” means each holder of an Eligible Guaranteed Term Loan.

“Guaranteed Term Loans” means the $1 billion principal amount of 5-year senior secured loans extended by the Lenders to the Borrower pursuant to the Credit Agreement on the date hereof which, once repaid, in whole or in part, may not be reborrowed.

“Guarantor” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Guaranty” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to secure, purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation of such other Person (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to provide collateral security, to take or pay, or to maintain financial statement conditions or otherwise) or (ii) to the extent that such an arrangement would be considered to be a guaranty under GAAP, entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part), provided that the term Guaranty shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guaranty” used as a verb has a corresponding meaning. For purposes hereof, the amount of any Guaranty shall be deemed to be equal to the lesser of (i) any stated amount of the guarantee or (ii) the outstanding amount of the obligation directly or indirectly guaranteed.

“Hazardous Materials” includes, without limitation, (a) solid or hazardous waste, as defined in the Resource Conservation and Recovery Act of 1980, 42 U.S.C. § 6901 et seq. and its implementing regulations and amendments, or in any applicable state or local law or regulation, (b) “hazardous substance”, “pollutant”, or “contaminant” as defined in CERCLA, or in any applicable state or local law or regulation, (c) gasoline, or any other petroleum product or by product, including, crude oil or any fraction thereof, or (d) pesticides, as defined in the Federal Insecticide, Fungicide, and Rodenticide Act of 1975, or in any applicable state or local law or regulation, as each such Act, statute or regulation may be amended from time to time.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P or an equivalent rating for any other Rating Agency.

“Investor” has the meaning assigned thereto in the Credit Agreement in effect on the date hereof.

“Lien” means, with respect to any asset, any mortgage, deed to secure debt, deed of trust, lien, pledge, charge, security interest, security title, preferential arrangement which has the practical effect of constituting a security interest or encumbrance, or encumbrance or servitude of any kind in respect of such asset to secure or assure payment of a Debt or a Guaranty, whether by consensual agreement or by operation of statute or other law, or by any agreement, contingent or otherwise, to provide any of the foregoing. For the purposes of this Agreement, the Guarantor or any Subsidiary of the Guarantor shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; exclusive, however, of (i) any liens for taxes or governmental charges either not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) liens not securing Debt which are created by or relating to any legal proceeding which at the time are being contested in good faith by appropriate proceedings or (iii) any other statutory or inchoate lien securing amounts other than Debt which are not delinquent.

“Loan Documents” has the meaning assigned thereto in the Credit Agreement in effect on the date hereof

“Margin Stock” means “margin stock” as defined in Regulations T, U or X.

“Material Adverse Effect” means, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business, or properties of the Guarantor and its Consolidated Subsidiaries taken as a whole, (b) the rights and remedies of the Administrative Agent or the Guaranteed Parties under this Agreement, or the ability of the Guarantor to perform its obligations under this Agreement, as applicable, or (c) the legality, validity or enforceability of this Agreement, which, in the case of clauses (b) and (c), would reasonably be expected to result in either the Administrative Agent or any Guaranteed Party not obtaining the practical realization of the significant benefits purported to be provided thereby; provided, however, that in no event shall either the Guarantor’s lack of access to the commercial paper market or the consequences thereof, in and of itself, be deemed to constitute a Material Adverse Effect.

“Moody’s” means Moody’s Investors Service, Inc.

“Other Guarantee” means each Guaranty by any Person other than the Guarantor in respect of the Guaranteed Term Loans, whether entered into prior to, at the same time as, or subsequent to, this Agreement.

“Other Guarantor” means each Person that is a party to this Agreement as an Other Guarantor on the date hereof (which shall include each Person listed on Schedule 4.01), and each other Person that becomes a party to this Agreement pursuant to Section 4.01.

“Parent” has the meaning assigned thereto in the Credit Agreement in effect on the date hereof; provided, that the phrase “50.1% of the Voting Stock” shall be deemed to be replaced with the phrase “50.1% of the Voting Stock (or more than 50.0% of the value of the Capital Stock)”.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Person” has the meaning assigned thereto in the Credit Agreement in effect on the date hereof; provided, that for purposes of the proviso to the definition of “Affiliate” and Articles V, VII and VIII, the definition of “Person” means an individual, a corporation, a partnership, an unincorporated association, a trust or any other entity or organization, including, but not limited to, a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding 5 plan years made contributions.

“Rating Agencies” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the senior unsecured long-term obligations of the Guarantor or fails to make a rating of the senior unsecured long-term obligations of the Guarantor publicly available, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Guarantor (as certified by a Board Resolution) as a replacement agency for Fitch, Moody’s or S&P, or all of them, as the case may be.

“Redeemable Preferred Stock” of any Person means any preferred stock issued by such Person (i) required (by the terms of the governing instruments or at the option of the holder) to be mandatorily redeemed for cash at any time prior to the date that is five years from the date hereof (by sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof at any time prior to the date that is five years from the date hereof.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System, as in effect from time to time, together with all official rulings and interpretations issued thereunder.

“Reimbursement and Indemnification Obligations” has the meaning assigned thereto in Section 3.01(a) hereof

“Required Guaranteed Parties” means Guaranteed Parties holding not less than 50.1% in aggregate principal amount of the Guaranteed Term Loans then outstanding.

“Restricted Subsidiary” has the meaning assigned thereto in the Credit Agreement as in effect on the date hereof.

“S&P” means Standard & Poor’s Ratings Services.

“Significant Subsidiary” means any Subsidiary of the Guarantor with respect to which, as of the most recently completed Fiscal Quarter, either (i) the Guarantor and its other Subsidiaries’ investments in and advances to the Subsidiary exceed 10% of Total Assets, or (ii) the Guarantor’s and its other Subsidiaries’ proportionate share of Total Assets (after intercompany eliminations) of the Subsidiary exceeds 10% of Total Assets; provided, however, that if there are two or more Subsidiaries with respect to which, as of the most recently completed Fiscal Quarter, either (i) the Guarantor’s and its other Subsidiaries’ investments in and advances to each such Subsidiary exceed 5% and are less than 10% of Total Assets, but the aggregate of such investments in and advances to such Subsidiaries exceeds 15% of Total Assets, or (ii) the Guarantor’s and its other Subsidiaries’ proportionate share of Total Assets (after intercompany eliminations) of each such Subsidiary exceeds 5% and is less than 10% of Total Assets, but the aggregate proportionate share of Total Assets of such Subsidiaries exceeds 15% of Total Assets, then in either case, such Subsidiaries, taken together, shall constitute a Significant Subsidiary.

“Stockholders’ Equity” means, at any time, the stockholders’ equity of the Guarantor and its Consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Borrower and its Consolidated Subsidiaries prepared in accordance with GAAP, but excluding any Redeemable Preferred Stock of the Borrower or any of its Consolidated Subsidiaries. Stockholders’ Equity generally would include, but not be limited to (i) the par or stated value of all outstanding Capital Stock, (ii) capital surplus, (iii) retained earnings, and (iv) various deductions such as (A) purchases of treasury stock, (B) valuation allowances, (C) receivables due from an employee stock ownership plan, (D) employee stock ownership plan debt guarantees, and (E) translation adjustments for foreign currency transactions.

“Subsidiary” has the meaning assigned thereto in the Credit Agreement in effect on the date hereof; provided, that for purposes of the proviso to the definition of “Affiliate”, the definitions of “Consolidated Subsidiary”, “Lien”, “Significant Subsidiary” and “Wholly Owned Subsidiary” and Articles V, VII and VIII, “Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Guarantor.

“Total Assets” means the total assets of the Guarantor and its Consolidated Subsidiaries, determined as of the most recently completed Fiscal Quarter in accordance with GAAP.

“U.S.” means the United States of America.

“U.S. Bankruptcy Code” means the United States Bankruptcy Code, 11 United States Code §§101 et seq., as amended, or any successor statutes thereto.

“Wholly Owned Subsidiary” means any Subsidiary all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Guarantor.

SECTION 1.02        Accounting Terms and Determinations.  Unless otherwise specified herein, all terms of an accounting character used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent (except for changes concurred in by the Guarantor’s independent public accountants or otherwise required by a change in GAAP) with the most recent audited consolidated financial statements of the Guarantor and its Consolidated Subsidiaries delivered to the Administrative Agent unless with respect to any such change concurred in by the Guarantor’s independent public accountants or required by GAAP, in determining compliance with any of the provisions of this Agreement: (i) the Guarantor shall have objected to determining such compliance on such basis at the time of delivery of such financial statements, or (ii) the Required Guaranteed Parties shall so object in writing within 30 days after the delivery of such financial statements, in either of which events such calculations shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made (which, if objection is made in respect of the first financial statements delivered under Section 7.01 hereof, shall mean the financial statements of the Guarantor most recently filed with the SEC).

ARTICLE II

Guarantee

SECTION 2.01        Guarantee.  The Guarantor hereby guarantees to the Administrative Agent, for the equal and proportionate benefit of the Guaranteed Parties, as a primary obligor and not merely as a surety, the due and punctual payment of the Guaranteed Obligations. The Guarantor agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require as a condition to its obligations hereunder that any resort be bad by the Administrative Agent or the Guaranteed Parties to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Administrative Agent or any other Guaranteed Party in favor of the Borrower, any Other Guarantor, or any other person. The Guarantor waives presentment to, demand of payment from and protest to the Borrower or any Other Guarantor of any of the Guaranteed Obligations, filing of claims with a court in the event of insolvency or bankruptcy of the Borrower, any right to require a proceeding first against the Borrower, and notice of acceptance of its guarantee and notice of protest for nonpayment.

SECTION 2.02        No Limitations, Etc.  The Guarantor agrees that (to the fullest extent permitted by law) its obligations hereunder are unconditional and except for termination of the Guarantor’s obligations hereunder as expressly provided for in Section 9.11 hereof and subject to compliance with Section 4.02 hereof, the obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations (other than the defense of payment or performance) or the absence of any action to enforce the same or waiver or consent with respect to any provisions hereof or thereof. Without limiting the generality of the foregoing, and except for termination of the Guarantor’s obligations hereunder as expressly provided for in Section 9.11 hereof and subject to compliance with Section 4.02 hereof, the obligations of the Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and the Guarantor hereby waives any defense to the enforcement hereof by reason of, any circumstance (other than the defense of payment or performance) (including without limitation, any statute of limitations) that might otherwise constitute a legal or equitable discharge of, the Borrower or any Other Guarantor or any other guarantor or surety.

SECTION 2.03        Reinstatement.  The Guarantor agrees that its guarantee hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Guaranteed Term Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Other Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made. In the event that any payment, or any part thereof, of any of the Guaranteed Obligations is rescinded, reduced, restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Other Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Other Guarantor or any substantial part of its property, or otherwise, the Guaranteed Obligation shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned. The provisions of this Section 2.03 shall apply, mutatis mutandis, to the obligations of the Borrower and the Other Guarantors to the Guarantor and other Indemnitees under Section 3.01.

SECTION 2.04        Further Agreements.  The Guarantor also hereby agrees to pay any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the Administrative Agent or the Guaranteed Parties in enforcing any rights hereunder; provided, that the Guarantor shall not be liable for such expenses if it is finally determined by a court of competent jurisdiction that no payment by the Guarantor under this Agreement was due.

SECTION 2.05        Amendments with respect to the Guaranteed Obligations.  Subject to compliance with Section 4.02 hereof, the Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against the Guarantor and without notice to or further assent by the Guarantor, any demand for payment of any of the Guaranteed Obligations made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders or all Lenders, as the case may be) may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released.

SECTION 2.06        Maximum Liability.  The Guarantor, the Administrative Agent and, by its acceptance of this Agreement, each Guaranteed Party hereby confirms that it is the intention of all such persons that this Agreement and the obligations hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or non-U.S. bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal, state or non-U.S. law to the extent applicable to this Agreement and the obligations hereunder. To effectuate the foregoing intention, the Administrative Agent, the Guaranteed Parties and the Guarantor hereby irrevocably agree that the obligations under this Agreement at any time shall be limited to the maximum amount as will result in such obligations under this Agreement not constituting a fraudulent transfer or conveyance.

SECTION 2.07        Payments.  The Guarantor hereby agrees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in Dollars (or, in the case of any amount required to be paid in any other currency pursuant to the requirements of the Credit Agreement, such other currency) at the Administrative Agent’s office specified in Section 10.2 (Notices) of the Credit Agreement or such other address as may be designated in writing by the Administrative Agent to the Guarantor from time to time in accordance with Section 10.2 (Notices) of the Credit Agreement.

ARTICLE III

Reimbursement, Indemnity and Subrogation

SECTION 3.01        Reimbursement, Indemnity and Subrogation.  (a)  The Borrower and each Other Guarantor agree, on a joint and several basis, to (i) pay and reimburse the Guarantor for the full amount of any payment made by or on behalf of the Guarantor under this Agreement in respect of the Guaranteed Obligations (the obligations set forth in this clause (i), the “Reimbursement Obligations”), and (ii) pay, indemnify and reimburse the Guarantor and its affiliates, and their respective officers, directors, employees, shareholders, members, attorneys and other advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against, any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the enforcement against the Borrower or any Other Guarantor of their respective obligations under this Agreement and the other Loan Documents (including the reasonable and documented costs and expenses incurred in connection with the enforcement or preservation of any rights against the Borrower or any Other Guarantor under this Agreement or the other Loan Documents, including the fees and disbursements of counsel to the Guarantor) (all the foregoing in this clause (ii), collectively, the “Indemnified Liabilities”), provided that the Borrower and the Other Guarantors shall not have any obligation under this Section 3.01(a) with respect to Indemnified Liabilities arising from the gross negligence, bad faith or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment or by settlement tantamount to such judgment) of the Guarantor or any Indemnitee and Indemnified Liabilities to the extent solely attributable the purchase, assignment or other transfer to the Guarantor of any Guaranteed Term Loan as a result of any Event of Default, Change of Control Triggering Event or the Guarantor’s call option pursuant to Section 9.13. All amounts due under this Section 3.01(a) (collectively, the “Reimbursement and Indemnification Obligations”) shall be due and payable (x) in the case of obligations under subsection (i) of the immediately previous sentence, immediately on demand and (y) with respect to all other amounts due under this Section 3.01, within 15 days of written demand therefor (provided, that all such obligations under clauses (x) and (y) shall be automatically due and payable without demand therefor in the event any such demand is prohibited by applicable law). If the Borrower or the Other Guarantors shall fail to pay any amounts as and when due under this Section 3.01(a), the Borrower and each Other Guarantor agree, on a joint and several basis, to pay the Guarantor or such other Indemnitee interest at the default rate that would at the time be applicable to the Guaranteed Term Loans, on any and all amounts owed to the Guarantor under this Agreement in respect of the Reimbursement and Indemnification Obligations (in the case of any payment in respect of interest on interest, to the extent permitted applicable law) from the date such amounts became due pursuant to this Section 3.01(a) to, but not including, the date of payment in full in cash. The obligations of the Borrower and the Other Guarantor are in addition to all rights of reimbursement, indemnity and subrogation as the Guarantor has under applicable law or equity, but for the avoidance of doubt there shall be no requirement for the Borrower or any Other Guarantor to pay any duplicative amounts.

(b)      The Administrative Agent shall receive as attorney-in-fact of each Guaranteed Party any amounts guaranteed by the Guarantor hereunder. Any and all amounts guaranteed by the Guarantor hereunder disbursed by the Administrative Agent from claims made under Section 2.01 of this Agreement shall not be considered payment by the Borrower or any Other Guarantor, and shall not discharge the obligations of the Borrower or any Other Guarantor with respect thereto. The Guarantor shall, to the extent it makes any payment with respect to the Guaranteed Obligations, become subrogated to all of the rights of the recipient of such payments to the extent of such payments, including all claims or actions relating thereto or arising therefrom, and with respect to such Guaranteed Obligations, shall be deemed a “Lender” for all purposes under the Credit Agreement and under the other Loan Documents. Subject to and conditioned upon any payment with respect to the Guaranteed Obligations by or on behalf of the Guarantor, the Guarantor shall automatically be deemed to be assigned, conveyed or otherwise transferred all rights, title and interest in and to such Guaranteed Obligations to the extent of all payments made by the Guarantor all without delivery of any instrument or performance of any act by any party, and shall be deemed in connection therewith to have executed and delivered to the Guarantor an Assignment and Acceptance. At the request of the Guarantor following any such assignment, conveyance or other transfer, the Administrative Agent and each Guaranteed Party shall execute and deliver to the Guarantor, at the Guarantor’s expense, all documents that the Guarantor shall reasonably request to evidence such assignment. Each of the Guaranteed Parties (by their acceptance of the benefits of this Agreement) agrees that any payment, reimbursement or indemnity obligation owing to, or subrogation claim held by, the Guarantor or other Indemnitee hereunder shall not be subject to any setoffs, defenses or counterclaims. Each of the Borrower and the Other Guarantors agree that any payment, reimbursement or indemnity obligation owing to, or subrogation claim held by, the Guarantor or other Indemnitee hereunder shall not be subject to any setoffs, defenses or counterclaims, but shall not be duplicative.

(c)      Any Other Guarantor making any payment to the Guarantor pursuant to this Section 3.01 shall be subrogated to the rights of the Guarantor under this Section 3.01 to the extent of such payment; provided that each Other Guarantor agrees any such subrogation claim of an Other Guarantor shall be subordinated to all subrogation claims of the Guarantor in respect of the Guaranteed Obligations.

SECTION 3.02        Subordination.  (a)  To the extent permitted by law and to the extent to do so would not constitute unlawful financial assistance, each of the Borrower and each Other Guarantor (the “Subordinated Parties”) hereby subordinates in right of payment its right to receive payment of any and all debts, liabilities and other obligations (other than any obligations arising from the Borrower and its Subsidiaries’ ordinary course cash management practices) owed by any other Subordinated Party (the “Subordinated Obligations”) to such other Subordinated Party’s Reimbursement Obligations to the Guarantor (the “Borrower and Other Guarantor Obligations”), to the extent and in the mariner hereinafter set forth in this Section 3.02:

(i)             Prohibited Payments, Etc.  Each Subordinated Party may receive payments from each other Subordinated Party, on account of the Subordinated Obligations, until the occurrence and during the continuance of any Credit Agreement Event of Default described in Section 8(a) of the Credit Agreement or any payment default by the Borrower or any Other Guarantor under Section 3.01 hereof, whereupon and during which no Subordinated Party shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations until the Borrower and Other Guarantor Obligations have been paid in full in cash.

(ii)            Prior Payment of Borrower and Other Guarantor Obligations.  In any proceeding under the U.S. Bankruptcy Code or any other U.S. federal, U.S. state or non-U.S. bankruptcy, insolvency, receivership or similar law in any jurisdiction relating to any Subordinated Party, each Subordinated Party agrees that the Guarantor shall be entitled to receive payment in full in cash of all the Borrower and Other Guarantor Obligations (including all interest accruing after the commencement of a proceeding under any U.S. Bankruptcy Code or any other U.S. federal, U.S. state or non-U.S. bankruptcy, insolvency, receivership or similar law in any jurisdiction, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before any Subordinated Party receives payment of any Subordinated Obligations.

(iii)           Turn-Over.  If any Subordinated Party receives a payment in violation of the immediately preceding clause (i) or (ii), it will hold such moneys as trustee for (or, in any jurisdiction whose law does not include the concept of trusts, for the account of) the Guarantor and such other Persons (other than any Subordinated Party) as may be entitled thereto and deliver such payments to (x) the Guarantor on account of the Borrower and Other Guarantor Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Other Guarantor under the other provisions of this Agreement and (y) such other Persons (other than any Subordinated Parties) in accordance with their legal entitlements.

(b)      Notwithstanding any payment made by any Other Guarantor hereunder, no Guarantor shall be entitled to be subrogated to any of the rights of the Guarantor against the Borrower or any Other Guarantor, nor shall any Other Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any Other Guarantor in respect of payments made by such Other Guarantor hereunder, until all amounts owing to the Guarantor on account of the Reimbursement Obligations are paid in full in cash.

ARTICLE IV

Covenants of the Borrower, the Guaranteed Term Lenders and the Other Guarantors

SECTION 4.01        Future Other Guarantors.  The Borrower represents and warrants to the Guarantor that Schedule 4.01 hereto is a complete and accurate list of all Subsidiary Guarantors (as defined in the Credit Agreement) as of the date hereof and that each such Subsidiary Guarantor is a party to this Agreement as an Other Guarantor as of the date hereof. The Borrower covenants and agrees that in the event that any Person (a) becomes a party to the Guarantee and Collateral Agreement (as defined in the Credit Agreement) as a “Guarantor” or “Grantor” thereunder, (b) is required to become such a party pursuant to Section 6.9(b) of the Credit Agreement, or (c) is not required to become such a party pursuant to Section 6.9(b) of the Credit Agreement only because the Administrative Agent has not requested that it do so, but the Guarantor has requested that such Person become a party to this Agreement as an Other Guarantor, then the Borrower will promptly cause such Person to become a party to this Agreement in its capacity as an Other Guarantor pursuant to documentation substantially in the form of Exhibit A hereto; provided, that if any Other Guarantor is released from its obligations under the Guarantee and Collateral Agreement or the Holdings Pledge Agreement (as such term is defined in the Credit Agreement) in compliance with the requirements of the Loan Documents, such Other Guarantor shall automatically be released from its obligations under this Agreement.

SECTION 4.02        Amendments to Loan Documents.  The Borrower, each Other Guarantor and the Guaranteed Term Lenders (by their acceptance of the benefits of this Agreement) hereby covenant and agree that no waiver, amendment or other modification to the Credit Agreement or the other Loan Documents shall, without the written consent of the Guarantor:

(a)      reduce or forgive the amount or extend the scheduled date of maturity of any Guaranteed Term Loan or of any scheduled installment thereof or change the stated rate of any interest, commission or fee payable with respect thereto or extend the scheduled date of any payment thereof or change the currency in which any Guaranteed Term Loan is payable;

(b)      amend, modify or waive any provision of subsection 10.1 (Amendments and Waivers) of the Credit Agreement, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under the Credit Agreement and the other Loan Documents (other than pursuant to subsection 7.3 (Limitation on Fundamental Changes) or 10.6(a) (Successors and Assigns) of the Credit Agreement);

(c)      release any Person under any Other Guarantee, or, in a single transaction or a series of related transactions, all or any material part of the Collateral;

(d)      amend, modify or waive the order of application of payments set forth in subsection 3.4(e) (Optional and Mandatory Prepayments; Order of Application) or 3.8(a) (Pro Rata Treatment and Payments) of the Credit Agreement, or Section 4.1 (Application of Proceeds) of the Intercreditor Agreement;

(e)      amend, modify or waive, or be benefiting from a waiver of, any provision of the Credit Agreement or of any other Loan Document that affects in any respect the ranking of the Guaranteed Term Loans, the definition of “Change of Control” in the Credit Agreement (or any defined terms used in such definition), or subsections 2.5 (Term Loans), 3.4 (b, c, d, e or f) (Optional and Mandatory Prepayments; Mandatory Prepayments), 7.1 (Limitation on Indebtedness), 7.2 (Limitation on Liens), 7.3 (Limitation on Fundamental Changes), 7.5 (Limitation on Dividends and Other Restricted Payments) or 8 (Events of Default) of the Credit Agreement or any matter addressed thereby; or

(f)      amend, modify or waive any provision of the Credit Agreement or of any other Loan Document if the result such amendment, modification or waiver would adversely affect the interests of the Guarantor.

Any breach by the Guaranteed Term Lenders of their obligations in respect of this Section 4.02 shall relieve the Guarantor of its obligations hereunder.

SECTION 4.03        Limitation on Secured Indebtedness.  The Borrower will not, and will not permit any Restricted Subsidiary to, incur any Indebtedness (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof) secured by a Lien (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof) (such Indebtedness, “Secured Indebtedness”) other than:

(a)      Secured Indebtedness outstanding or committed as of the Closing Date in an amount not to exceed (i) a principal amount of up to $2.1 billion incurred pursuant to the ABL Credit Agreement (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof), (ii) a principal amount not to exceed $300 million incurred pursuant to the Revolving Facility (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof) as in effect on the date hereof and (iii) a principal amount of up to $1 billion incurred pursuant to the Guaranteed Term Loans;

(b)      additional Secured Indebtedness incurred pursuant to the ABL Credit Agreement to the extent of any increase in the Borrowing Base (for the purposes of this Section 4.03, as such term, and each defined term used within such definition, is defined in the Credit Agreement as in effect on the date hereof) after the date hereof (without giving effect to any changes to the advance rates set forth in the definition of Borrowing Base) over $2.1 billion;

(c)      additional Secured Indebtedness as long as (i) that the Borrower’s Consolidated Secured Leverage Ratio (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof) (calculated on a pro forma basis to give effect to the acquisition and the incurrence of such Secured Indebtedness) is not more than 3.75 to 1.00 (calculated as if the ABL Credit Agreement and the Revolving Facility were fully drawn as of such date) and that the Borrower’s Consolidated Total Leverage Ratio (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof) (calculated on a pro forma basis to give effect to the acquisition and the incurrence of such Secured Indebtedness) is either (x) not greater than 7.25 to 1.00 (calculated as if the ABL Credit Agreement and the Revolving Facility were fully drawn as of such date) or (y) not greater than such ratio immediately prior to the acquisition; and (ii) that such Secured Indebtedness shall be subject to an intercreditor agreement satisfactory to the Guarantor; and

(d)      Secured Indebtedness pursuant to Section 7.1(b)(iv) (Purchase Money Obligations and Capitalized Lease Obligations) of the Credit Agreement as in effect on the date hereof in an amount not to exceed at any time outstanding the greater of $150.0 million and 3.0% of Consolidated Tangible Assets (as such term is defined in the Credit Agreement as in effect on the date hereof);

(e)      Secured Indebtedness pursuant to Section 7.1(b)(vi) of the Credit Agreement provided that (x) with respect to clause (A), the Indebtedness that is Guaranteed is permitted to be Secured Indebtedness pursuant to this Section 4.03 and (y) with respect to clause (B), the Indebtedness that is secured by a Lien is permitted to be Secured Indebtedness pursuant to this Section 4.03.

(f)      Secured Indebtedness pursuant to clauses (B), (C), (E), (F) and (G) pursuant to Section 7.1(b)(viii) of the Credit Agreement.

provided that the proceeds of Secured Indebtedness incurred pursuant to clauses (a) through (f) of this Section 4.03 shall not be used, directly or indirectly, to repay, repurchase, redeem, defease or otherwise acquire, retire or discharge any of the Senior Notes (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof) or the Senior Subordinated Notes (for the purposes of this Section 4.03, as such term is defined in the Credit Agreement as in effect on the date hereof) (or any refinancing Indebtedness in respect thereof) except that up to $500 million of Secured Indebtedness may be used to refinance Senior Notes as long such Secured Indebtedness is junior and subordinated to the Guaranteed Term Loans pursuant to a customary “silent” intercreditor agreement acceptable to the Guarantor.

SECTION 4.04        Limitation on Dividends.  The Borrower will not, and will not permit any of its Subsidiaries, to, and no Parent shall (and the Borrower and Holding Parent shall procure that no Parent shall), directly or indirectly, pay any dividend or make any distribution on or in respect of the Borrower’s or such Parent’s Capital Stock (or purchase or otherwise acquire any Capital Stock of the Borrower or any Parent from the Investors or any other holder of Capital Stock of the Borrower or such Parent); provided, that the Borrower may pay dividends or make distributions pursuant to Section 7.5(b)(v)(Management Investors) so long as no such Management Investor (as defined in the Credit Agreement as in effect on the date hereof) is an Investor or an employee, officer, director or partner thereof, Section 7.5(b)(viii)((B) (Tax Sharing Agreement) and (C)(Parent Expenses and Related Taxes) of the Credit Agreement, Section 7.5(b)(ix) and Section 7.5(b)(xi) (but solely with respect to clauses (i) and (ii) of the definition of “Transactions”).

SECTION 4.05        Information.  The Borrower hereby covenants to deliver to the Guarantor all financial information, reports and notices (collectively, “Information”) that it is required to deliver to the Administrative Agent pursuant to the terms of the Credit Agreement, in the form and subject to the time limits prescribed in the Credit Agreement as in the effect on the date hereof for delivery of such Information. The Borrower shall permit representatives of the Guarantor to visit and inspect any of its properties and examine and, to the extent reasonable, make abstracts from any of its books and records and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers and employees of the Borrower and its Subsidiaries and with its independent certified public accountants, in each case at any reasonable time, upon reasonable notice; provided that (a) except during the continuation of a Credit Agreement Event of Default, only one such visit per annum shall be at the Borrower’s expense, and (b) during the continuation of a Credit Agreement Event of Default, the Guarantor and its representatives may do any of the foregoing at the Borrower’s expense.

ARTICLE V

Representations and Warranties of the Guarantor

The Guarantor represents and warrants on the date hereof that:

SECTION 5.01        Corporate Existence and Power.  The Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, is duly qualified to transact business in every jurisdiction where the failure to so qualify would reasonably be expected to have or cause a Material Adverse Effect, and has all corporate powers and all governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted, except where the failure to possess any such powers, licenses, authorizations, consents, or approvals would not reasonably be expected to have or cause a Material Adverse Effect.

SECTION 5.02        Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Guarantor of this Agreement (i) are within the Guarantor’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) require no action by or in respect of or filing with, any governmental body, agency or official, (iv) do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by-laws of the Guarantor or of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Guarantor or any of its Significant Subsidiaries, and (v) do not result in the creation or imposition of any Lien on any asset of the Guarantor or any of its Significant Subsidiaries.

SECTION 5.03        Binding Effect.  This Agreement constitutes a valid and binding agreement of the Guarantor enforceable in accordance with its terms, provided that the enforceability hereof is subject to general principles of equity and the bankruptcy, insolvency and similar laws affecting the enforcement of creditors’ rights generally.

SECTION 5.04        Financial Information.  (a) The consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of January 28, 2007 and the related consolidated statements of income, stockholders’ equity and cash flows for the Fiscal Year then ended, reported on by KPMG LLP, copies of which have been delivered to each of the Guaranteed Parties, fairly present, in conformity with GAAP, the consolidated financial position of the Guarantor and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such period.

(b)      Since January 28, 2007, there has been no event, act, condition or occurrence having a Material Adverse Effect.

SECTION 5.05        No Litigation.  There is no action, suit or proceeding pending, or to the knowledge of the Guarantor threatened, against or affecting the Guarantor or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which would reasonably be expected to have or cause a Material Adverse Effect.

SECTION 5.06        Compliance with ERISA.  The Guarantor and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

SECTION 5.07        Compliance with Laws; Payment of Taxes.  The Guarantor and its Subsidiaries are in compliance with all applicable laws, regulations and similar requirements of governmental authorities, except where (i) such compliance is being contested in good faith through appropriate proceedings or (ii) the failure to be in compliance would not reasonably be expected to have or cause a Material Adverse Effect. There have been filed on behalf of the Guarantor and its Subsidiaries all federal, state and local income, excise, property and other tax returns which are required to be filed by them and all taxes shown due and owing by such returns have been paid except where the failure to make such filings would not reasonably be expected to have or cause a Material Adverse Effect. The charges, accruals and reserves on the books of the Guarantor and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Guarantor, adequate. United States federal income tax returns of the Guarantor and its Subsidiaries have been examined and closed through the Fiscal Year ended January 28, 2001.

SECTION 5.08        Significant Subsidiaries.  As of the Closing Date, the Guarantor has no Significant Subsidiaries except for those Significant Subsidiaries listed on Schedule 5.08, which accurately sets forth each such Subsidiary’s complete name and jurisdiction of incorporation.

SECTION 5.09        Investment Company Act.  Neither the Guarantor nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.10        [Reserved].

SECTION 5.11        Ownership of Property; Liens.  Each of the Guarantor and each of the Significant Subsidiaries of the Guarantor has title to its properties sufficient for the conduct of its business, and none of such property is subject to any Lien except as permitted in Section 7.03.

SECTION 5.12        No Default.  Neither the Guarantor nor any of the Consolidated Subsidiaries of the Guarantor is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which could reasonably be expected to have or cause a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 5.13        Full Disclosure.  All written information heretofore furnished by the Guarantor to the Administrative Agent or any Guaranteed Party for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Guarantor to the Administrative Agent or any Guaranteed Party will be, true and correct in all material respects or based on what the Guarantor in good faith believes to be reasonable estimates on the date as of which such information is stated or certified.

SECTION 5.14        Environmental Matters.  (a)  Neither the Guarantor nor any Subsidiary is subject to any Environmental Liability which would reasonably be expected to have or cause a Material Adverse Effect and neither the Guarantor nor any Subsidiary has been designated as a potentially responsible party under CERCLA or under any state statute similar to CERCLA. As of the Closing Date, none of the Properties has been identified on any current or proposed (i) National Priorities List under 40 C.F.R. § 300, (ii) CERCLIS list or (iii) any list arising from a state statute similar to CERCLA.

(b)      No Hazardous Materials have been or are being used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed or otherwise handled at, or shipped or transported to or from the Properties or are otherwise present at, on, in or under the Properties, or, to the best of the knowledge of the Guarantor, at or from any adjacent site or facility, except for Hazardous Materials, such as cleaning solvents, pesticides and other materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed of, managed, or otherwise handled in minimal amounts in the ordinary course of business in compliance with all applicable Environmental Requirements, and except to the extent no Material Adverse Effect would reasonably be expected to result therefrom.

(c)      The Guarantor, and each of its Subsidiaries and Affiliates, (i) has procured all Environmental Authorizations necessary for the conduct of its business, and (ii) is in compliance with all Environmental Requirements in connection with the operation of the Properties and the Guarantor’s, and each of its Subsidiary’s and Affiliate’s, respective businesses, in each case set forth in either of clause (i) or (ii) where the failure to procure or non-compliance with which would reasonably be expected to have or cause a Material Adverse Effect.

SECTION 5.15        Capital Stock.  The issued shares of Capital Stock of the Guarantor’s ‘Wholly Owned Subsidiaries which are Significant Subsidiaries are owned by the Guarantor free and clear of any Lien or adverse claim, other than as permitted by Section 7.03. At least a majority of the issued shares of capital stock of each of the Guarantor’s other Significant Subsidiaries (other than Wholly Owned Subsidiaries which are Significant Subsidiaries) is owned by the Guarantor free and clear of any Lien or adverse claim, other than as permitted by Section 7.03.

SECTION 5.16        [Reserved].

SECTION 5.17        Solvency.  After giving effect to the execution and delivery of the Agreement, the Guarantor will not be “insolvent,” within the meaning of such term as used in O.C.G.A. § 18-2-22 or as defined in the U.S. Bankruptcy Code or Section 2 of the Uniform Fraudulent Transfer Act, or any other applicable state law pertaining to fraudulent transfers, as each may be amended from time to time, or be unable to pay its debts generally as such debts become due, or have an unreasonably small capital to engage in any business or transaction, whether current or contemplated.

ARTICLE VI

Representations and Warranties of Borrower

To induce the Guarantor to enter into this Agreement, each of the Borrower and each Other Guarantor hereby represents and warrants to the Guarantor that the representations and warranties set forth in Section 4 (Representations and Warranties) of the Credit Agreement and Section 4 (Representations and Warranties) of the Collateral and Guarantee Agreement as they relate to the Borrower or such Other Guarantor or to the Loan Documents to which the Borrower or such Other Guarantor is a party, each of which representations and warranties is hereby incorporated herein by reference, are true and correct in all material respects, and the Guarantor shall be entitled to rely on each of such representations and warranties as if fully set forth herein; provided that, with respect to each Other Guarantor, each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Article VI, be deemed to be a reference to such Other Guarantor’s knowledge.

ARTICLE VII

Covenants of the Guarantor

The Guarantor agrees that, until the termination and release of the Guarantor’s obligations pursuant hereto:

SECTION 7.01        Information.  The Guarantor will deliver:

(a)      to the Administrative Agent, as soon as available and in any event within 90 days after the end of each Fiscal Year, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous fiscal year, all certified by KPMG LLP or other independent public accountants of nationally recognized standing, with such certification to be free of material exceptions and qualifications not reasonably acceptable to the Administrative Agent, except as permitted by Section 1.02;

(b)      to the Administrative Agent, as soon as available and in any event within 45 days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, a consolidated balance sheet of the Guarantor and its Consolidated Subsidiaries as of the end of such Fiscal Quarter and the related statement of income and statement of cash flows for such Fiscal Quarter and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter (or Fiscal Year in the case of balance sheets) and the corresponding portion of the previous Fiscal Year, all certified (subject to the absence of footnotes and to normal year-end audit adjustments) as to fairness of presentation, GAAP and consistency by the chief financial officer or the chief accounting officer of the Guarantor;

(c)      to the Administrative Agent, simultaneously with the delivery of each set of financial statements referred to in paragraphs (a) and (b) above, a certificate, substantially in the form of Exhibit B (a “Compliance Certificate”), of the chief financial officer, the treasurer or the chief accounting officer of the Guarantor stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

(d)      to the Administrative Agent, promptly after any of the chief executive, chief financial, chief operating, chief legal or chief accounting officer, or the treasurer of the Guarantor becomes aware of the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Guarantor setting forth the details thereof and the action which the Guarantor is taking or proposes to take with respect thereto;

(e)      to the Administrative Agent, promptly upon the mailing thereof to the stockholders of the Guarantor generally, copies of all financial statements, reports and proxy statements so mailed;

(f)      to the Administrative Agent, promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Guarantor shall have filed with the Securities and Exchange Commission;

(g)      to the Administrative Agent, if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice; and

(h)      to the Administrative Agent, as applicable, from time to time such additional information, regarding the financial position or business of the Guarantor and its Subsidiaries as the Administrative Agent, at the request of any Guaranteed Party, may reasonably request; provided, however, that in any event the Guarantor shall not be obligated to deliver any such information to the extent delivery thereof could compromise any attorney-client privilege or that would cause undue expense or burden for the Guarantor to obtain or prepare.

Information required to be delivered pursuant to this Section 7.01 and Section 5.04 shall be deemed to have been delivered if such information shall have been posted by the Administrative Agent on an Intralinks or similar site to which the Guaranteed Parties have been granted access or shall be available on the website of the Securities and Exchange Commission at http://www.sec.gov and the Guarantor shall have notified the Administrative Agent of the availability of all Form 10Q and Form 10K reports; provided that the Guarantor shall deliver paper copies of such information to any Guaranteed Party that requests such delivery. Information required to be delivered pursuant to this Section 7.01 may also be delivered by electronic communications pursuant to procedures approved by the Administrative Agent.

SECTION 7.02        Inspection of Property, Books and Records.  The Guarantor will (i) keep, and cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities; and (ii) permit, and cause each Subsidiary to permit, representatives of the Administrative Agent at the Guaranteed Parties’ expense and limited to once per year prior to the occurrence of a Default and at the Guarantor’s expense after the occurrence of a Default to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants. The Guarantor agrees to cooperate and assist in such visits and inspections, in each case at such reasonable times and as often as may reasonably be requested.

SECTION 7.03        Negative Pledge.  Neither the Guarantor nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by it, except:

(a)      Liens existing on the date hereof securing Debt outstanding on the date of this Agreement;

(b)      any Lien existing on any asset of any (i) Person at the time such Person becomes a Consolidated Subsidiary, or (ii) Subsidiary at the time it becomes a Significant Subsidiary, and in either case not created in contemplation of such event;

(c)      any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring or constructing such asset (or effecting any repairs, improvements or additions to such asset), provided that such Lien attaches to such asset concurrently with or within 18 months after the acquisition or completion of construction, repair or improvement thereof;

(d)      any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Guarantor or a Consolidated Subsidiary and not created in contemplation of such event;

(e)      any Lien existing on any asset prior to the acquisition thereof by the Guarantor or a Consolidated Subsidiary and not created in contemplation of such acquisition;

(f)      Liens securing Debt owing by any Subsidiary to the Guarantor;

(g)      any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing paragraphs of this Section, provided that (i) such Debt is not secured by any additional assets, and (ii) the amount of such Debt secured by any such Lien is not increased;

(h)      Liens incidental to the conduct of its business or the ownership of its assets which (i) do not secure Debt (other than Debt arising from operating leases which become capital leases as required by GAAP) and (ii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(i)      any Lien on Margin Stock;

(j)      Liens arising from any synthetic lease transaction pursuant to which the Guarantor or any of its Subsidiaries is a lessee; and

(k)      Liens not otherwise permitted by the foregoing paragraphs of this Section securing Debt (other than indebtedness hereunder) in an aggregate principal amount at any time outstanding not to exceed 20% of Consolidated Tangible Net Worth;

provided, however, that all Liens permitted by the foregoing paragraphs (a) through (i) and (k) shall at no time secure Debt in an aggregate amount greater than 25% of Consolidated Tangible Net Worth.

SECTION 7.04        Maintenance of Existence.  The Guarantor shall, and shall cause each Subsidiary to, maintain its corporate existence and carry on its business in substantially the same manner and in substantially the same fields as such business is now carried an and maintained, and any business that is reasonably related thereto or is a reasonable extension thereof, except as permitted by Section 7.05 hereof; provided, however, that (i) any Subsidiary may be reincorporated under the laws of another state, and (ii) so long as no Event of Default shall be in existence or be caused thereby, nothing in this Agreement shall prevent the abandonment or termination of the existence, rights and franchises, or the change in the business of any Subsidiary which is not a Significant Subsidiary, if, in the opinion of the Board of Directors of the Guarantor, such abandonment, termination or change is in the best interest of the Guarantor and not disadvantageous in any material respect to the Guaranteed Parties.

SECTION 7.05        Consolidations, Mergers and Sales of Assets.  The Guarantor will not, nor will the Guarantor permit any of its Significant Subsidiaries to, consolidate with or merge into, or sell, lease or otherwise transfer assets constituting all or substantially all the assets of the Guarantor and its Subsidiaries to, any other Person; provided that (i) the Guarantor may consolidate with or merge into another Person if (A) such Person is a solvent Person organized under the laws of the United States of America or one of its states, (B) the Guarantor is the Person surviving such merger or consolidation and (C) immediately after giving effect to such merger or consolidation, no Event of Default shall have occurred and be continuing and (ii) Subsidiaries may consolidate with or merge into one another or into any other Person provided, that, in the case of a merger or consolidation involving a Significant Subsidiary, (A) such other Person is a solvent Person organized under the laws of the United States of America or one of its states, (B) the Person surviving such merger or consolidation is a Subsidiary and (C) immediately after giving effect to such merger or consolidation no Event of Default shall have occurred and be continuing.

SECTION 7.06        (Reserved].

SECTION 7.07        Compliance with Laws; Payment of Taxes.  The Guarantor will, and will cause each of its Subsidiaries and each member of the Controlled Group to, comply with applicable laws (including but not limited to ERISA), regulations and similar requirements of governmental authorities (including but not limited to PBGC), except where the necessity of such compliance is being contested in good faith through appropriate proceedings or where the failure to so comply would not reasonably be expected to have or cause a Material Adverse Effect. The Guarantor will, and will cause each of its Subsidiaries to, pay promptly when due all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, would become a lien against the property of the Guarantor or any of their Subsidiaries, except (i) liabilities being contested in good faith and against which, if requested by the Administrative Agent, the Guarantor will set up reserves in accordance with GAAP or (ii) where the failure so to pay would not reasonably be expected to have or cause a Material Adverse Effect.

SECTION 7.08        Insurance.  The Guarantor will maintain, and will cause each of its Subsidiaries to maintain (either in the name of the Guarantor or in such Subsidiary’s own name), with financially sound and reputable insurance companies, insurance on all its property in substantially such amounts and against substantially such risks as are usually insured against in the same general area by companies of established repute and of similar size and financial strength engaged in the same or similar business.

SECTION 7.09        Maintenance of Property.  The Guarantor shall, and shall cause each Significant Subsidiary to, maintain to the extent commercially reasonable all of its properties and assets in good condition, repair and working order, ordinary wear and tear excepted.

SECTION 7.10        Environmental Notices.  The Guarantor shall furnish to the Administrative Agent prompt written notice of all Environmental Liabilities, pending, threatened or anticipated Environmental Proceedings, Environmental Notices, Environmental Judgments and Orders, and Environmental Releases at, on, in, under or in any way affecting the Properties or any adjacent property, and all facts, events, or conditions that could lead to any of the foregoing; provided, that, no such notification will be required, unless any of the foregoing facts, events or conditions would reasonably be expected to have or cause a Material Adverse Effect.

SECTION 7.11        Environmental Matters.  The Guarantor and its Subsidiaries will not use, produce, manufacture, process, treat, recycle, generate, store, dispose of or manage at the Properties, or otherwise handle, or ship or transport to or from the Properties, any Hazardous Materials except for Hazardous Materials used, produced, manufactured, processed, treated, recycled, generated, stored, disposed, managed, or otherwise handled in the ordinary course of business in compliance in all material respects with applicable Environmental Requirements, and will take commercially reasonable steps to prohibit any third party from doing any of the acts prohibited by the foregoing, except in each case to the extent no Material Adverse Effect would reasonably be expected to result therefrom.

SECTION 7.12        Environmental Release.  The Guarantor agrees that upon obtaining knowledge of the occurrence of an Environmental Release at or on any of the Properties it will act promptly to investigate the extent of, and to take appropriate remedial action to eliminate, such Environmental Release, whether or not ordered or otherwise directed to do so by any Environmental Authority.

SECTION 7.13        Change of Control Put.  If a Change of Control Triggering Event occurs, unless the Guarantor has exercised its right to purchase the Guaranteed Term Loans pursuant to Section 9.13 hereof, Guaranteed Parties will have the right to require the Guarantor to purchase all or any part (equal to $1 million or an integral multiple of $1 million in excess thereof or such lesser amount as the Guarantor may agree) of their Guaranteed Term Loans pursuant to the offer described below (the “Change of Control Offer”). In the Change of Control Offer, the Guarantor will be required to offer payment in cash equal to 100% of the aggregate principal amount of Guaranteed Term Loans purchased plus accrued and unpaid interest, if any, on the Guaranteed Term Loans purchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Guarantor will be required to mail a notice to the Administrative Agent, which shall immediately mail such notice to each of the Guaranteed Parties, describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repay the Guaranteed Term Loans on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed to the Administrative Agent (the “Change of Control Payment Date”), pursuant to the procedures described herein and in such notice.

ARTICLE VIII

Events of Default

SECTION 8.01        Events of Default.  Each of the following events constitutes an “Event of Default” wherever used herein:

(a)      the Guarantor shall default in the punctual payment of the Guaranteed Obligations as set forth in Section 2.01 hereof and such failure to pay any Guaranteed Obligation shall continue for five (5) Business Days after such amount becomes due; or

(b)      the Guarantor shall fail to observe or perform any covenant contained in Sections 7.02(ii), 7.03 to 7.05, inclusive; or

(c)      the Guarantor shall fail to observe or perform any covenant or agreement contained or incorporated by reference in this Agreement (other than those covered by paragraph (a) or (b) above) and such failure shall not have been cured within 30 days after the earlier to occur of (i) written notice thereof being given to the Guarantor by the Administrative Agent at the request of any Guaranteed Party or (ii) any of the chief executive, chief financial, chief operating, chief legal or chief accounting officer of the Guarantor otherwise becoming aware of any such failure; or

(d)      any representation, warranty, certification or statement made by the Guarantor in Section 5 of this Agreement or in any certificate, financial statement or other document delivered by the Guarantor pursuant to this Agreement shall prove to have been incorrect or misleading in any material respect when made (or deemed made); or

(e)      the Guarantor or any Significant Subsidiary shall fail to make any payment in respect of Debt (exclusive of Debt owing between and among the Guarantor and its respective Subsidiaries) outstanding in an aggregate amount in excess of $100,000,000 (other than Debt hereunder) when due or within any applicable grace period; or

(f)      any event or condition shall occur which results in the acceleration of the maturity of Debt for money borrowed outstanding in an aggregate amount in excess of $100,000,000 of the Guarantor or any Significant Subsidiary (including, without limitation, any required mandatory prepayment or “put” of such Debt to the Guarantor or any Significant Subsidiary) or enables the holders of such Debt or any commitment for such Debt or any Person acting on such holders’ behalf to accelerate the maturity thereof or terminate any such commitment (including, without limitation, any required mandatory prepayment or “put” of such Debt to the Guarantor or any Significant Subsidiary); or

(g)      the Guarantor or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing; or

(h)      an involuntary case or other proceeding shall be commenced against the Guarantor or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Guarantor or any Significant Subsidiary under the federal bankruptcy laws as now or hereafter in effect; or

(i)      one or more judgments or orders for the payment of money in an aggregate amount in excess of $100,000,000 (excluding any amount covered by third party insurance as to which the insurer shall have acknowledged coverage) shall be rendered against the Guarantor or any Significant Subsidiary and such judgment or order shall continue unsatisfied, unbonded and unstayed for a period of 60 days; or

(j)      one or more federal tax liens securing an aggregate amount in excess of $100,000,000 shall be filed against the Guarantor or any Significant Subsidiary under Section 6323 of the Code or a lien of the PBGC shall be filed against the Guarantor or any Subsidiary under Section 4068 of ERISA and in either case such liens shall remain undischarged for a period of 25 days after the date of filing; or

(k)      the Guarantor or any member of the Controlled Group shall fail to pay when due any material amount which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Guarantor, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 or 4219(c)(5) of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated; and in each such case such event or circumstance would be reasonably likely to result in a Material Adverse Effect.

SECTION 8.02        Acceleration; Put Right.  (a) If an Event of Default specified in clause (g) or (h) above occurs, the Guarantor’s obligations pursuant to Section 2.01 hereof shall ipso facto become and be immediately due and payable without further action or notice on the part of the Administrative Agent or any Guaranteed Party.

(b)      If an Event of Default other than an Event of Default specified in clause (g) or (h) above occurs with respect to the Guarantor, unless the Guarantor has exercised its right to purchase the Guaranteed Term Loans pursuant to Section 9.13 hereof, the Guaranteed Parties will have the right to require the Guarantor to purchase all or any part (equal to $1 million or an integral multiple of $1 million in excess thereof or such lesser amount as the Guarantor may agree) of their Guaranteed Term Loans pursuant to the offer described below (the “Event of Default Offer”). In the Event of Default Offer, the Guarantor will be required to offer to purchase in cash equal to 100% of the aggregate principal amount of Guaranteed Term Loans outstanding plus accrued and unpaid interest, if any, on the Guaranteed Term Loans outstanding, to the date of repayment (the “Event of Default Payment”). Within five (5) days following the occurrence any Event of Default, if such Event of Default shall be continuing, the Guarantor will be required to mail a notice to the Administrative Agent, which shall immediately mail such notice to each of the Guaranteed Parties, describing the transaction or transactions that constitute the Event of Default and offering to purchase the Guaranteed Term Loans on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed to the Administrative Agent (the “Event of Default Payment Date”), pursuant to the procedures described herein and in such notice. Provided that if, following the occurrence of an Event of Default, the Guarantor satisfies the foregoing obligations, such Event of Default shall be deemed cured as of the date of the occurrence of such Event of Default.

SECTION 8.03        Notice of Default.  The Administrative Agent shall give notice to the Guarantor of any Default under Section 8.01(c), promptly upon being requested to do so by the Required Guaranteed Parties and shall thereupon notify all the Guaranteed Parties thereof.

ARTICLE IX

Miscellaneous

SECTION 9.01        Notices.  All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and shall be sufficiently given for all purposes hereunder if in writing and delivered by hand, courier or overnight delivery service, or three (3) days after being mailed by certified or registered mail, return receipt requested, with appropriate postage prepaid, or when received in the form of a facsimile (receipt confirmation requested) and shall be directed to the address set forth below (or at such other address or facsimile number as such party shall designate by like notice):

(a)      If to the Guarantor:

The Home Depot, Inc.

Building C-22

2455 Paces Ferry Road, NW

Atlanta, Georgia 30339

Attention: Jack Van Woerkom, Executive Vice President and General Counsel

Fax: (770) 384-5552

(b)      If to the Borrower or any Other Guarantor:

c/o HD Supply, Inc.

3100 Cumberland Blvd., Suite 1480

Atlanta, Georgia 30339

Attention: General Counsel

Facsimile- (770) 852-9466

with copies to:

Debevoise & Plimpton LLP

919 Third Avenue

New York, New York 10022

Attention: Paul D. Brusiloff, Esq.

Facsimile: (212) 909-6836

Telephone: (212) 909-6000

(c)      If to the Administrative Agent:

Merrill Lynch Capital Corporation

4 World Financial Center, 250 Vesey Street

New York, New York 10080

Attention: Don Burkitt

Facsimile: 212-449-5681

Telephone: 212-738-1186

SECTION 9.02        Limitation by Law.  All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid or unenforceable, in whole or in part, under the provisions of any applicable law.

SECTION 9.03        Successors and Assigns.  Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of each party hereto that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that (a) the Guarantor may not assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent and (b) except as permitted under Section 7.3 of the Credit Agreement, the Borrower may not assign transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Guarantor.

SECTION 9.04        Governing Law.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES ARE NOT MANDATORILY APPLICABLE BY STATUTE AND WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

SECTION 9.05        Waivers; Amendment.  Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by all parties hereto; provided, that (a) any and all representations, warranties, covenants and other provisions set forth in Article IV and Article VI may be waived, amended or modified with the written consent of the Guarantor and the Borrower (and without the consent of any other party hereto), and (b) any and all representations, warranties, covenants and other provisions set forth in Article V, Article VII and Article VIII may be waived, amended or modified with the written consent of the Guarantor and the Required Guaranteed Parties (and without the consent of any other party hereto).

SECTION 9.06        WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 9.07        Severability.  Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 9.08        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be delivered by the Borrower and the Guarantor.

SECTION 9.09        Headings.  The Section and Article headings contained in this Agreement and the parentheticals used in conjunction with section cross-references are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement.

SECTION 9.10        Jurisdiction; Consent to Service of Process.  Each party hereto hereby irrevocably and unconditionally:

(a)      submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof’,

(b)      consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)      agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the Guarantor, any Other Guarantor or the Administrative Agent, as the case may be, at the address specified in Section 9.01 hereof or at such other address of which the Administrative Agent or the Guarantor shall have been notified pursuant thereto;

(d)      agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)      waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 9.10 any consequential or punitive damages.

SECTION 9.11        Termination and Release.  The obligations of the Guarantor pursuant to this Agreement shall automatically be terminated and released upon the payment in full in cash or immediately available funds of all of the Guaranteed Obligations (other than unasserted contingent or unliquidated obligations or liabilities not then due) all without delivery of any instrument or performance of any act by any party. At the request of the Guarantor following any such termination, the Administrative Agent shall execute and deliver to the Guarantor, at the Guarantor’s expense, all documents that the Guarantor shall reasonably request to evidence such termination or release; provided, that no such termination and release shall affect or impair the rights of any Guaranteed Party in respect of any claim asserted at the time of such termination and release. The obligations of the Borrower and the Other Guarantors, including obligations pursuant to Section 3.01, shall survive any such termination; provided, that if any Other Guarantor is released from its obligations under the Guarantee and Collateral Agreement or the Holding Pledge Agreement (as defined in the Credit Agreement) in compliance with the requirements of the Loan Documents, then such Other Guarantor shall automatically be released from its obligations under this Agreement, including obligations pursuant to Section 3.01.

SECTION 9.12        No Waiver by Course of Conduct: Cumulative Remedies.  Neither the Administrative Agent, the Guarantor nor any Guaranteed Party shall by any act (except by a written instrument pursuant to Section 9.05 hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Guarantor or any Guaranteed Party, any right, power or privilege hereunder shall, to the extent permitted by applicable law or regulation, operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Guarantor or any Guaranteed Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Guarantor or such Guaranteed Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law or equity.

SECTION 9.13        Guarantor’s Right to Call.  The Guarantor shall have the right to purchase all, but not less than all, of the then outstanding Guaranteed Term Loans at any time at a price of 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase and to assume, or cause to be assumed, all of the obligations, if any, of the Lenders (as defined in the Credit Agreement) under the Loan Documents. Upon at least five (5) days’ written notice from the Guarantor to the Administrative Agent, with a copy to the Borrower, stating the Guarantor’s intention to purchase the Guaranteed Term Loans on the date specified in the notice, the Guarantor shall deposit the full amount of the price specified in the immediately preceding sentence with the Administrative Agent and, following such deposit, each Guaranteed Party, as of the date specified in such notice, shall automatically be deemed to have assigned, conveyed and transferred to the Guarantor all rights, title and interest in and to its Guaranteed Term Loans to the extent of all payments made by the Guarantor in respect of such Guaranteed Term Loans, all without delivery of any instrument or performance of any act by any party, and shall be deemed in connection therewith to have executed and delivered to the Guarantor an Assignment and Acceptance. At the request of the Guarantor following any such assignment, conveyance or other transfer, the Administrative Agent and each Guaranteed Party shall execute and deliver to the Guarantor all documents that the Guarantor shall reasonably request to evidence such assignment and the making of such representations and warranties.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

THE HOME DEPOT, INC.

By

/s/ Jack A. VanWoerkom
Name: Jack A. VanWoerkom
Title: Executive Vice President

SIGNATURE PAGE TO GUARANTEE AGREEMENT

HD SUPPLY, INC., for the benefit of the Guarantor only

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent and Collateral Agent

By:	/s/ Don Burkitt
	Name:	Don Burkitt
	Title:	Vice President

[Guarantee and Reimbursement Agreement]

ARVADA HARDWOOD FLOOR COMPANY, for the benefit of the Guarantor only
BRAFASCO HOLDINGS II, INC., for the benefit of the Guarantor only
BRAFASCO HOLDINGS, INC., for the benefit of the Guarantor only
COX LUMBER CO., for the benefit of the Guarantor only
CREATIVE TOUCH INTERIORS, INC., for the benefit of the Guarantor only
FLOORS, INC., for the benefit of the Guarantor only
FLOORWORKS, INC., for the benefit of the Guarantor only
GRAND FLOOR DESIGNS, INC., for the benefit of the Guarantor only
HD BUILDER SOLUTIONS GROUP, INC., for the benefit of the Guarantor only
HD SUPPLY CONSTRUCTION SUPPLY GROUP, INC., for the benefit of the Guarantor only
HD SUPPLY FACILITIES MAINTENANCE GROUP, INC., for the benefit of the Guarantor only
HD SUPPLY FASTENERS & TOOLS, INC., for the benefit of the Guarantor only
HD SUPPLY GP & MANAGEMENT, INC., for the benefit of the Guarantor only
HD SUPPLY MANAGEMENT, INC., for the benefit of the Guarantor only
HD SUPPLY PLUMBING/HVAC GROUP, INC., for the benefit of the Guarantor only
HD SUPPLY SUPPORT SERVICES, INC., for the benefit of the Guarantor only
HD SUPPLY UTILITIES GROUP, INC., for the benefit of the Guarantor only
HD SUPPLY WATERWORKS GROUP, INC., for the benefit of the Guarantor only
HSI IP, INC., for the benefit of the Guarantor only
SUNBELT SUPPLY CANADA, INC., for the benefit of the Guarantor only
UTILITY SUPPLY OF AMERICA, INC., for the benefit of the Guarantor only
WHITE CAP CONSTRUCTION SUPPLY, INC., for the benefit of the Guarantor only
WORLD-WIDE TRAVEL NETWORK, INC., for the benefit of the Guarantor only

By:	/s/ Ricardo Nunez
Name:	Ricardo Nunez
Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

HD SUPPLY DISTRIBUTION SERVICES, LLC, for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its manager

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

HD SUPPLY REPAIR & REMODEL, LLC, for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its manager

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

PROVALUE, LLC, for the benefit of the Guarantor only

By:	HD Supply Support Services, Inc., its managing member

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

SOUTHWEST STAINLESS, L,P., for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc.,
its general partner

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

WILLIAMS BROS. LUMBER COMPANY, LLC, for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc.,
its manager

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

HD SUPPLY CONSTRUCTION SUPPLY, LTD., for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

HD SUPPLY ELECTRICAL, LTD., for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

HD SUPPLY FACILITIES MAINTENANCE, LTD., for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

HD SUPPLY HOLDINGS, LLC, for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its manager

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

HD SUPPLY PLUMBING/HVAC, LTD., for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

HD SUPPLY UTILITIES, LTD., for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

HD SUPPLY WATERWORKS, LTD., for the benefit of the Guarantor only

By:	HD Supply GP & Management, Inc., its general partner

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

MADISON CORNER, LLC, for the benefit of the Guarantor only

By:	Cox Lumber Co., its manager

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

PARK-EMP, LLC, for the benefit of the Guarantor only

By:	Cox Lumber Co., its manager

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

HDS IP HOLDING, LLC, for the benefit of the Guarantor only

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President

[Guarantee and Reimbursement Agreement]

HD SUPPLY CANADA INC., for the benefit of the Guarantor only

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

PRO CANADA HOLDINGS I, ULC, for the benefit of the Guarantor only

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
Title:

[Guarantee and Reimbursement Agreement]

CND HOLDINGS INC., for the benefit of the Guarantor only

By:	/s/ Ricardo Nunez
	Name:	Ricardo Nunez
	Title:	Vice President and Secretary

[Guarantee and Reimbursement Agreement]

Schedule 4.01

Other Guarantors

Arvada Hardwood Floor Company, a Delaware corporation

Brafasco Holdings II, Inc., a Delaware corporation

Brafasco Holdings, Inc., a Delaware corporation

Creative Touch Interiors, Inc., a Delaware corporation

Floorworks, Inc., a Delaware corporation

Grand Floor Designs, Inc., a Delaware corporation

HD Builder Solutions Group, Inc., a Delaware corporation

HD Supply Construction Supply Group, Inc., a Delaware corporation

HD Supply Distribution Services, LLC, a Delaware limited liability company

HD Supply Facilities Maintenance Group, Inc., a Delaware corporation

HD Supply GP & Management, Inc., a Delaware corporation

HD Supply Plumbing/HVAC Group, Inc., a Delaware corporation

HD Supply Repair & Remodel, LLC, a Delaware limited liability company

HD Supply Support Services, Inc., a Delaware corporation

HD Supply Utilities Group, Inc., a Delaware corporation

HD Supply Waterworks Group, Inc., a Delaware corporation

HSI IP, Inc., a Delaware corporation

ProValue, LLC, a Delaware limited liability company

Southwest Stainless, L.P., a Delaware limited partnership

Sunbelt Supply Canada, Inc., a Delaware corporation

White Cap Construction Supply, Inc., a Delaware corporation

Williams Bros. Lumber Company, LLC, a Delaware limited liability company

Cox Lumber Co., a Florida corporation

HD Supply Construction Supply, Ltd., a Florida limited partnership

HD Supply Electrical, Ltd., a Florida limited partnership

HD Supply Facilities Maintenance, Ltd., a Florida limited partnership

HD Supply Holdings, LLC, a Florida limited liability company

HD Supply Management, Inc., Florida corporation

HD Supply Plumbing/HVAC, Ltd., a Florida limited partnership

HD Supply Utilities, Ltd., a Florida limited partnership

HD Supply Waterworks, Ltd., a Florida limited partnership

Madison Corner, LLC, a Florida limited liability company

Park-Emp, LLC, a Florida limited liability company

World-Wide Travel Network, Inc., a Florida corporation

Utility Supply of America, Inc., an Illinois corporation

Floors, Inc., a Maryland corporation

HD Supply Fasteners & Tools, Inc., a Michigan corporation

HDS IP Holding, LLC, a Nevada limited liability company

Schedule 5.08

Significant Subsidiaries

Name	Jurisdiction of Incorporation

Home Depot U.S.A., Inc.	Delaware

HD Development of Maryland, Inc.	Maryland

EXHIBIT A

SUPPLEMENT NO. [—] (this “Supplement”) dated as of [—], 200[—], among THE HOME DEPOT, INC., a Delaware corporation (“Guarantor”), [                    ], a [            ] (the “Borrower”), and [                    ] (the “New Guarantor”), and Merrill Lynch Capital Corporation, as administrative agent (in such capacity, the “Administrative Agent”) under that certain Credit Agreement dated as of August     , 2007 (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms and the terms of the Guarantee Agreement referred to below, the “Credit Agreement”) by and among the Administrative Agent, the Lenders (as defined therein), the Borrower and the other parties named therein.

A.      Reference is made to the Guarantee and Reimbursement Agreement dated as of August 30, 2007 (the “Guarantee Agreement”), among the Guarantor, the Borrower, and each Other Guarantor (as defined therein), and the Administrative Agent.

B.      Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement or the Guarantee Agreement referred to therein, as applicable.

C.      The Guarantor has entered into the Guarantee Agreement in order to induce the Guaranteed Parties to make Guaranteed Term Loans.

D.      Pursuant to Section 4.01 of the Guarantee Agreement, the Borrower has agreed to cause any person that provides an Other Guarantee subsequent to the date of the Guarantee Agreement to become a party to the Guarantee Agreement in its capacity as an Other Guarantor pursuant to documentation substantially the same as this Supplement.

E.      The undersigned is executing this Supplement in accordance with the requirements of the Guarantee Agreement that each Other Guarantor become a party to the Guarantee Agreement.

Accordingly, the Guarantor, the Administrative Agent, the Borrower and the New Guarantor agree as follows:

SECTION 1.    In accordance with Section 4.01 of the Guarantee Agreement, the New Guarantor by its signature below becomes a party to the Guarantee Agreement with the same force and effect as if originally named therein as an Other Guarantor and the New Guarantor hereby (a) agrees to all the terms and provisions of the Guarantee Agreement applicable to it as an Other Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as an Other Guarantor thereunder are true and correct on and as of the date hereof. Each reference to an “Other Guarantor” in the Guarantee Agreement shall be deemed to include the New Guarantor. The Guarantee Agreement is hereby incorporated herein by reference.

SECTION 2.    This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Guarantor and the Administrative Agent shall each have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor, the Guarantor and the Administrative Agent. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 3.    Except as expressly supplemented hereby, the Guarantee Agreement shall remain in full force and effect.

SECTION 4.    THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.    In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.    All communications and notices hereunder shall (except as otherwise expressly permitted by the Guarantee Agreement) be in writing and given as provided in Section 9.01 of the Guarantee Agreement to the following address:

[include the address].

SECTION 7.    The New Guarantor agrees to reimburse the Guarantor and the Administrative Agent for each of their respective reasonable out-of-pocket expenses in connection with this Supplement, including the fees, other charges and disbursements of counsel for each of the New Guarantor and the Administrative Agent.

IN WITNESS WHEREOF, the New Guarantor, the Guarantor and the Administrative Agent have duly executed this Supplement to the Guarantee Agreement as of the day and year first above written.

[NAME OF NEW GUARANTOR],

By

Name:
Title:

[ ], as Administrative Agent,

by

Name:
Title:

[ ], as Borrower

By

Name:
Title:

WITNESS:
Name:

WITNESS:
Name:

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Guarantee and Reimbursement Agreement dated as of August 30, 2007 (the “Guarantee Agreement”), among the The Home Depot Inc., and each Other Guarantor (as defined therein), in favor of Merrill Lynch Capital Corporation, as administrative agent on behalf of the Guaranteed Term Lenders. Capitalized terms used herein shall have the meanings ascribed thereto in the Guarantee Agreement.

Pursuant to Section 7.01(a) of the Guarantee Agreement,                     , the duly authorized                      of the Guarantor, hereby certifies to the Administrative Agent and the Guaranteed Parties that the information attached hereto on Schedule 1 is true, accurate and complete as of                  and that no Default is in existence on and as of the date hereof.

THE HOME DEPOT, INC.

By:
Name:
Title: